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                                                                     EXHIBIT 5.0



DAVID D. WARNER


                                November 2, 1994



Fretter, Inc.
12501 Grand River
Brighton, Michigan 48116

Dear Sirs/Mesdames:

    We have acted as special counsel to Fretter, Inc., a Michigan corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933 on the Form S-8 Registration Statement to which this opinion is an exhibit (the "Registration Statement") of 3,264,000 shares of the Company's Common Stock offered pursuant to the Fretter, Inc. 1993 Long Term Incentive Plan (the "Plan") and such additional number of shares as may be offered pursuant to the antidilution provisions of the Plan (the "Common Stock").

    In rendering the opinion contained in this letter, we have assumed without investigation that the information supplied to us by the Company is accurate and complete. Based upon and subject to the foregoing, it is our opinion that, when the Common Stock is sold, issued and delivered in accordance with the terms and conditions of the Plan, it will be legally issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,

                          JAFFE, RAITT, HEUER & WEISS
                            Professional Corporation



                                David D. Warner




                                  EXHIBIT 5.0





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